Exhibit 99.1
Press Release Dated November 7, 2011

Two Rivers Water Company CEO Interviewed on CDTV
Green Business Model Provides Food and Water for Growing Demand

DENVER – November 7, 2011 – Two Rivers Water Company (OTC QB: TURV) (http://www.2riverswater.com), a company focused on acquiring and developing water rights and irrigated farming assets in the western United States, announced today that CEO John McKowen has been interviewed by the CDTV radio financial news service. The interview is available at:
 http://www.youtube.com/watch?v=EKjoMoyDTYg

Using a green, holistic business model, Two Rivers expects to produce 3,000 acres of organic corn and alfalfa in southeastern Colorado on irrigated farmland it has put back into production.  Two Rivers expects to put 25,000 acres of organic irrigated farmland back into production over the next 3 to 5 years.

The company controls 70,000 acre-feet of storage capacity in its reservoirs which gives it an enduring economic advantage in its two river basin.  Two Rivers unique business model combines active irrigated farming with wholesale municipal water supply through rotational farm fallowing.  Both markets are demand driven.

Illustrative of the heavy demand for crop production by commercial food suppliers, Two Rivers recently signed a lucrative three year supply contract with a national dairy to supply it with organic alfalfa hay prior to even putting the fields in production.

A similar demand picture exists for municipal water on the Front Range of Colorado where Two Rivers’ water assets are located.  Two Rivers is in preliminary talks with several water districts on the Front Range discussing possible solutions Two Rivers can provide for helping with publicly documented anticipated short falls in municipal water supply.   Unlike other publicly traded, privately held water companies, Two Rivers doesn’t permanently dry up farmland.  It actually expands the use of farmland and cooperatively alternates uses using rotational farm fallowing.

In the interview, McKowen highlighted the key factors that position Two Rivers’ business model at the nexus of the expanding food and water demand picture. McKowen noted that business models favoring food production over water supply or vice versa create inherent conflicts that are difficult to resolve.  People need both water and food and when production is stymied in either area, shortages in basic human needs are created.

On October 31, 2011, the United Nations declared that world population had reached 7 billion. McKowen pointed out that it has taken 4.5 billion years for the human population of the earth to reach one billion, but, the rate of population growth now has accelerated whereby a billion people are now added every 12-13 years.  Additionally, the global expansion of the middle class worldwide is demanding higher-quality protein.  This is especially true in the BRIC nations; Brazil, Russia, India and China, whereby the demand for food has outstripped our ability to produce thereby dramatically increasing prices.

McKowen said Two Rivers is different than previously designed publicly traded water companies.  It has a sustainable business model focused on its ability to establish and grow continuing revenues from farming with the added advantage of revenues from municipal water sales through fallowing.  Whereas, previously developed publicly traded water companies simply bought and sold water rights.  The problem was sales were infrequent, if ever, and investors grew tired because of constant operating expenses without revenues.

McKowen founded Two Rivers with its unique business model in 2009 when Two Rivers purchased a controlling interest in the Huerfano Cucharas Irrigation Company.  Then in 2011, Two Rivers purchased the Orlando Reservoir and associated water rights and increased the total amount of irrigated farmland to 4,700 gross acres with 3,000 acres in production for the 2012 growing season.  Two Rivers expects to increase its irrigated farmland portfolio inside its two river basin to 25,000 acres by 2015.  It is also rehabilitating more than 70,000 acre-feet of existing senior storage capacity in five reservoirs.

Simultaneously, Two Rivers expects to develop more than 50,000 acre-feet of average annual stream diversion and aquifer production.  Future plans include expanding the company’s unique business model in other states throughout the western U.S.

ABOUT TWO RIVERS WATER COMPANY

Two Rivers Water Company acquires and develops high yield irrigated farmland and the associated water rights in the western United States, and is presently focusing on the Huerfano and Cucharas two river basin in southern Colorado.  At the present time, Two Rivers Water operates two core businesses, organic crop production from high yield irrigated farmland and water distribution to municipal markets in Huerfano County and other municipalities on the front range of Colorado.  We are aggressively expanding operations through various funding mechanisms to develop our business model in southern Colorado with a view to the future implementation of this business model in other areas in the arid West.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

CONTACT:

Two Rivers Water Company
John McKowen, CEO
(303) 222-1000
jmckowen@2riverswater.com
###